Exhibit 99

July 22, 2003

For Immediate Release:

        Contact:

Tara Y. Harrison, Vice President and CFO or

William E. Doyle, Jr., President and CEO

                                                                                     (434) 970-1100

Guaranty Financial Corporation Reports Second Quarter Results

Charlottesville, Va. – July 22, 2003—Guaranty Financial Corporation (NASDAQ:GSLC), a bank holding company operating primarily through its wholly owned subsidiary, Guaranty Bank, today reported a net loss of $154,000 ($.08 per diluted share) for the quarter ended June 30, 2003.    The loss incurred is the result of an increased loan loss provision expense relating to two large commercial borrowers.  A $1.025 million charge-off was realized as the consequence of substantial fraudulent activity by one commercial borrower, while the remaining portion of the increased provision is related to a separate commercial credit currently in workout stage. The combination of these two factors resulted in an increased provision to the allowance for loan losses in the amount of $949,000.  This provision negatively impacted after-tax net income for the second quarter of 2003 by $626,000.  Also during this quarter, the Company redeemed 100% of Guaranty Capital Trust’s preferred securities and charged-off the remaining $75,000 in unamortized expenses associated with the initial sale.  Additional expenses of $11,000 relating to the closing of a branch earlier in the year were also recognized during the second quarter.

Earnings from operations, excluding the increase to the provision for loan loss and the non-recurring items noted above, remain strong.  Net income, before the additional provision and other one-time charges as discussed above, was $529,000.  Net income, after the additional provision and non-recurring charges, for the six months ended June 30, 2003, was $824,000 ($.42 per diluted share) compared to $834,000 ($.42 per diluted share) for the same period in the prior year.

President and CEO, William E. Doyle, Jr., commented, “Though disappointed by the impact of the large provision relating largely to the fraudulent behavior of one commercial customer, we are pleased to have produced an otherwise strong operating quarter.  Our net interest margin has remained strong, low cost deposits are growing, the new Lovingston branch in Nelson County is performing well, and our mortgage loan production has been outstanding.  We are accomplishing the major goals established for this year, both in terms of current year results and positioning the Company for the future.”

Net interest income for the quarter was $2.1 million, a 2.9% decrease from $2.2 million reported for the same period in the prior year.   The decrease resulted from a reduction in loans due to the sale of the Harrisonburg branch in the first quarter and a smaller investment portfolio resulting from the planned sale of corporate bonds.  Despite falling interest rates, the net interest margin for the quarter was 4.83%, a thirty basis point increase from 4.53% in the prior year. The targeted decline in certificates of deposit continues to have a positive impact on the Company’s net interest margin.  Certificates of deposit balances, $57.7 million at quarter end, represent 34% of total deposits; a year ago, certificates of deposit represented 50% of total deposits.  The average cost of deposits for the second quarter of 2003 fell 130 basis points to 1.08%, compared to 2.38% for the same period a year ago.  Average loans outstanding during the most recent quarter were $163.5 million compared with $165.1 million for the second quarter of 2002, and the average yield earned on loans decreased from 7.08% to 6.25% for the same period.

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The provision for loan loss for the current quarter was $979,000, compared to $25,000 for the same period of the previous year.  The Company’s allowance for loan losses currently equals 1.38% of the loan portfolio, comparing favorably with its peer group.  At June 30, 2003, the Company had $89,000 of loans that were 90 days or more past due and still accruing interest, compared to $832,000 at June 30, 2002.  Two loans, as discussed in the first paragraph, were considered to be non-accrual, totaling $1.6 million as of June 30, 2003, compared to zero as of June 30, 2002.  The increase in the non-accrual balance represents two loans which are in various stages of workout.  The Company has reduced its other real estate owned holdings to zero as of June 30, 2003, from $210,000 at March 31, 2003.

Taking advantage of the unprecedented level of refinance activity and a strong local residential real estate market, the Company produced mortgage banking fee income of $441,000 for the current quarter, an increase of 188% from $153,000 during the same period last year.  Fee income generated from deposit accounts for the three months ended June 30, 2003, decreased 12.0% to $166,000 from $189,000 for the same period a year ago, partially due to the elimination of certain deposit related charges for the benefit of customers.  Non-interest income also includes $54,000 relating to an investment in bank owned life insurance, an amount on par with second quarter of 2002.

Operating expenses increased from the second quarter of 2002 to the second quarter of 2003 by $33,000, to $2.1 million for the second quarter of 2003.  Personnel costs increased by $48,000 due to greater commission expense associated with record mortgage banking loan production.   Also related to increased volume, lending expensed have increased $16,000 from the same period in the prior year. Offsetting these increases, the Company realized savings in information technology expenses and occupancy expenses, which decreased over the same periods, by $12,000 and $8,000, respectively, and benefited from lower FDIC premium expenses, down $16,000.

Total assets decreased 10.1% to $190.2 million at June 30, 2003, from $211.5 million at June 30, 2002, which is the result of the sale of the Harrisonburg branch and the planned restructuring of the investment portfolio.  The Company’s investment portfolio totaled $1.8 million as of June 30, 2003, compared to $19.5 million as of June 30, 2002.  Restructuring of the investment portfolio through the sale of corporate bonds has improved liquidity and resulted in small gains.  From June 30, 2002 to June 30, 2003, net loans outstanding decreased 2.7% from $162.9 million to $158.5 million, primarily due to the sale of loans associated with the Harrisonburg branch.

While low cost deposits continued to grow due to increased business development activity and the new branch office in Nelson County, Virginia, total deposits decreased 4.6% to $169.6 million at June 30, 2003, down from $177.9 million at the same date a year ago.  This figure reflects a substantial reduction in certificates of deposit as the Company continues to reduce its reliance on higher cost sources of funds.  The Company had no borrowings from the Federal Home Loan Bank as of June 30, 2003, compared to $9.0 million of borrowings at June 30, 2002.

During the second quarter of 2003, the Company redeemed 100% of Guaranty Capital Trust’s preferred securities, resulting in a reduction in liabilities of $6.0 million and annualized savings of $420,000 in interest expense in future periods. Subsequent to the redemption of the preferred securities, the Bank and the holding company remain well capitalized.  The Bank’s Tier 1, total and leverage ratios are estimated at 12.16%, 13.41% and 10.10%, respectively, as of June 30, 2003. The holding company’s Tier 1, total and leverage ratios are estimated at 12.32%, 13.57% and 10.22%, respectively, as of June 30, 2003.

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Certain information contained in this discussion may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as "the Company expects," "the Company believes" or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to, changes in general economic and business conditions, interest rate fluctuations, competition within and from outside the banking industry, new products and services in the banking industry, risks inherent in making loans such as repayment risks and fluctuating collateral values, changing trends in customer profiles and changes in laws and regulations applicable to the Company. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward- looking statements. For more details on factors that could affect expectations, see the Company’s Annual Report on 10-KSB for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.

Guaranty Financial Corporation is the holding company of Guaranty Bank, which operates seven full-service banking offices in Charlottesville, Albemarle County, Fluvanna County, and Nelson County. Guaranty Bank’s internet address is www.guarantybankva.com. At June 30, 2003, Guaranty Financial Corporation had total assets of $190.2 million and total deposits of $169.6 million. Equity capital of $19.3 million represents 10.2% of total assets. Book value per share was $9.72 at June 30, 2003.

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Guaranty Financial Corporation

Financial Highlights

($ In Thousands, except per share data)

Balance Sheet Data:

	June 30,
	2003	2002

Total Assets	$ 190,236	$ 211,495
Investments	1,834	19,481
Loans Receivable, net	158,479	162,883
Deposits	169,608	177,868
FHLB Advances	-	9,000
Stockholders' Equity	19,325	17,328

Average Balance Sheet Data:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002

Total Assets	$ 190,213	$ 213,319	$ 190,391	$ 216,300
Investments	2,484	23,828	3,562	23,940
Loans Receivable, net	163,487	162,588	162,135	165,809
Deposits	161,415	176,856	161,013	183,846
FHLB Advances	891	11,374	1,094	7,630
Stockholders' Equity	19,572	17,038	19,391	16,723

Asset Quality Data:
	June 30,
	2003	2002

Real Estate Owned	$ -	$ 418
Non-accrual Loans	1,611	-

Total Non-performing Assets	$ 1,611	$ 418

Allowance for Loan Losses	$ 2,219	$ 2,517
% of Total Loans	1.38%	1.52%

Net Charge-offs Quarter to Date	$ 1,037	$ 45
Net Charge-offs Year to Date	$ 1,040	$ 45

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Guaranty Financial Corporation
Regulatory Capital at June 30, 2003
	Actual	Required	Excess
	%	%	%

Leverage Ratio	10.22%	4.00%	6.22%

Tier 1 Risk Based Capital	12.32%	4.00%	8.32%

Total Risk Based Capital	13.57%	8.00%	5.57%

Guaranty Bank
Regulatory Capital at June 30, 2003
	Actual	Required	Excess
	%	%	%

Leverage Ratio	10.10%	4.00%	6.10%

Tier 1 Risk Based Capital	12.16%	4.00%	8.16%

Total Risk Based Capital	13.41%	8.00%	5.41%

Selected Operating Data:

		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2003	2002	2003	2002

Net Interest Income		$ 2,128	$ 2,192	$ 4,170	$ 4,276
Loan Loss Provision		979	25	1,009	50
Fee and Other Income		354	388	694	716
Mortgage Banking Income		441	153	759	467
Non-interest Expense		2,120	2,087	4,175	4,185
Provision for Income Taxes		(78)	193	112	390
Net Recurring Income		(98)	428	327	834
Non-recurring Income, net of tax	*	(56)	-	497	-
Net Income		(154)	428	824	834
Basic Earnings Per Share		(0.08)	0.22	0.42	0.42
Diluted Earnings Per Share		(0.08)	0.22	0.42	0.42

*

Non-recurring income is comprised of the gain/loss on sale or closing of branches and the accelerated amortization of trust preferred expenses. Such non-recurring items are not considered extraordinary items for financial reporting purposes.

Contact: Tara Y. Harrison, Vice President and CFO (434) 970-1168

                            or

                William E. Doyle, Jr., President and CEO (434) 970-1100

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